Distribution Agreement
Calvert Distributors, Inc.

Addendum to Schedule II

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

Distribution Fee

The Calvert Fund
Calvert Ultra-Short Floating Income Fund
Class A	Class B	Class C	Class I
0.25%	0.75%	0.75%	None

Schedule III

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

Service Fee

The Calvert Fund
Calvert Ultra-Short Floating Income Fund
Class A	Class B	Class C	Class I
0.25%	0.25%	0.25%	None

Date: June 7, 2006